UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

cover

2021 Proxy Statement

Annual Meeting of Stockholders

to be held on May 12, 2021 Penske Automotive Group, Inc.

letter

Dear Fellow Stockholder:

2020 was a year like no other. We, like you, faced unprecedented challenges. The COVID-19 pandemic required us to adapt and adjust many of our business practices this past year. I am proud of the innovation of our employees to adjust to changing business conditions. As an essential business, we continued to deliver new and pre-owned vehicles and heavy-duty trucks despite showroom closures in many areas, and our service operations remained largely open. Most importantly, we made safety protocols our top priority, including keeping our customers, employees and our communities safe.

Overall, despite the pandemic, I am very pleased with our performance last year. The diversification provided by our investments across the transportation sector, coupled with the innovation and adjustments made by our team, drove outstanding results for our business in 2020. Some highlights from the past year include:

●	Increased net income from continuing operations 25.3%
●	Generated $1.2 billion in cash flow from operating activities
●	Reduced non-vehicle, long-term debt by $670 million
●	Opened our 17th Used Vehicle SuperCenter in Nottingham, U.K.

As we look toward the future, we will focus on continued innovation and transformational opportunities. We will aim to enhance our Company’s diversity, continue supporting vehicle electrification, and drive further sustainability initiatives across our business. Further, we will implement new tools to adapt to the shift in consumer buying patterns to online engagement.

We will once again hold our annual meeting exclusively by remote means this year. We encourage you to participate virtually in the annual meeting, following the instructions within this proxy statement. We ask that you cast your vote as soon as possible to assure your shares are represented at the meeting.

Our success is driven by the unwavering dedication and commitment of our 23,700 employees, our most important asset. They focus relentlessly on driving repeat and referral business by exceeding the expectations of our customers through best-in-class customer service and the highest level of integrity.

We appreciate your continued support, and we hope that you will stay safe and healthy.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chair of the Board and
Chief Executive Officer

Bloomfield Hills, Michigan
March 19, 2021

Penske Automotive Group, Inc.

Notice of 2021 Annual Meeting of Stockholders

Date:	May 12, 2021

Time:	9:00 a.m. Eastern Daylight Time

Virtual Meeting:

Virtual Annual Meeting – www.virtualshareholdermeeting.com/PAG2021

This year’s Annual Meeting will be virtual and held online via a live webcast. We are not holding an in-person meeting. To attend the Annual Meeting, ask questions and examine our list of stockholders you will need to visit www.virtualshareholdermeeting.com/PAG2021 , and you will be required to enter the control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Log-in for the virtual Annual Meeting begins at 8:15 a.m. Please refer to the “Attending the Meeting” section of the proxy statement for more details.

Record date:	March 16, 2021. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:
●
To elect thirteen directors to serve until the next annual meeting
●
To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2021
●
To approve, on a non-binding advisory basis, the compensation paid to our named executive officers

INTERNET AVAILABILITY OF PROXY MATERIALS

Your vote is very important. Whether or not you plan to attend the Annual Meeting virtually, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials, the proxy card or voting instruction form you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to the “Questions about the Meeting” section of the proxy statement for additional information. On March 19, 2021, we expect to release the proxy materials to our stockholders and to send to these stockholders (other than those stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2020 Annual Report, and how to vote through the Internet or by telephone.

Our proxy statement, proxy card and fiscal year 2020 Annual Report are available at: https://www.penskeautomotive.com/about/Investors/default.aspx

By order of the Board of Directors:

/s/ Shane M. Spradlin

Shane M. Spradlin

Executive Vice President, General Counsel and Secretary

2555 Telegraph Road

Bloomfield Hills, Michigan 48302

March 19, 2021

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 12, 2021

Time:	9:00 a.m. Eastern Daylight Time

Record date:	March 16, 2021

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Virtual meeting:

Virtual Annual Meeting – www.virtualshareholdermeeting.com/PAG2021

You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form to participate in the virtual Annual Meeting. You may view the Annual Meeting without the control number. See “Attending the Meeting” on page 38 for details.

Access to Company appointed proxies:	If you are participating in the virtual Annual Meeting, you will have access to the Company appointed proxies.

Meeting agenda

●	Election of thirteen directors
●	Ratification of Deloitte & Touche LLP as our independent auditor for 2021
●	Advisory vote on named executive officer compensation

Voting Matters and Vote Recommendation

Matter	Board vote recommendation	Page Reference
Election of directors	For each director nominee	Page 1
Ratification of Deloitte & Touche LLP as our independent auditor for 2021	For	Page 15
Advisory vote on named executive officer compensation	For	Page 17

i

Our Director Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director since	Occupation	Independence
John D. Barr	73	2002	Retired Chairman Papa Murphy’s Holdings	•
Lisa Davis	57	2017	Former Chief Executive Officer Gas and Power and Managing Board Member Siemens AG	•
Wolfgang Dürheimer	62	2018	Retired Chairman and CEO Bentley Motors Ltd.	•
Michael R. Eisenson	65	1993	Founding Partner and Co-Chairman Charlesbank Capital Partners
Robert H. Kurnick, Jr.	59	2006	PAG President
Kimberly J. McWaters	56	2004	President and CEO, Fresh Start Women’s Foundation	•
Greg Penske	58	2020	Chairman and Chief Executive Officer, Penske Motor Group
Roger S. Penske	84	1999	PAG Chair and Chief Executive Officer
Sandra E. Pierce	62	2012	Senior Executive Vice President and Chair, Huntington Michigan
Greg C. Smith	69	2017	Principal, Greg C. Smith LLC and Former Vice Chairman, Ford Motor Company	•
Ronald G. Steinhart	80	2001	Retired Chairman and CEO Commercial Banking Group, Bank One Corporation	•
H. Brian Thompson	81	2002	Executive Chairman GTT Communications, Inc.	•
Masashi Yamanaka	57	2018	PAG Executive Vice President – Strategic Relationship Management

Auditors

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent auditor for 2021. Set forth below is summary information with respect to 2020 auditor fees paid to Deloitte & Touche LLP.

Audit Fees	$3,362,744
Audit Related Fees	219,125
Tax Fees
Tax Compliance	45,004
Other Tax Fees	148,131
All Other Fees	–
Total Fees	$3,775,004

Environmental, Social and Governance (ESG)

We recognize we are accountable to key stakeholders and the communities in which we do business. We focus our environmental, social and governance efforts where we can have the most positive impact on our business and society, including issues related to community investment, environmental sustainability, human capital, and investor outreach.

Central to our mission are the core values of integrity, professionalism, teamwork and exceeding the expectations of our customers and employees. Our commitment to corporate social responsibility is driven by these core values as we aim to conduct our business in ways that enrich the communities where we work and live, focus on the environment and provide a workplace that is safe, inclusive and diverse while providing value to our stakeholders. We are committed to responsible business practices and continuous improvement of our operations and our relationships with our employees and the communities in which we live and work.

communities in which we do business is core to our culture. Our efforts include employee volunteer opportunities and partnerships with local food banks, homeless shelters, hospitals, school districts, animal rescue organizations, and other charitable organizations.

are committed to monitoring and managing the environmental impact of our businesses, determining the impact of climate change on our businesses, and to protecting the health and safety of our employees, customers and those with whom we do business.

Community

Positively involving our employees and giving back to the communities in which we do business is core to our culture. Our efforts include employee volunteer opportunities and partnerships with local food banks, homeless shelters, hospitals, school districts, animal rescue organizations, and other charitable organizations.

Environment, Climate Change and Safety

We are committed to monitoring and managing the environmental impact of our businesses, determining the impact of climate change on our businesses, and to protecting the health and safety of our employees, customers and those with whom we do business.

Human Capital/Privacy

Human Capital is our most important asset. Our goal is to create an environment that fosters equity, inclusion and diversity. We aim to maintain a collaborative, supportive, and opportunistic culture based on integrity that enhances innovation, employee engagement and teamwork. We aim to be transparent about the information we collect from our customers. We also want individuals to be informed about what we do with their information and allow them to fully exercise their rights in regard to that information.

Investor Outreach

We regularly interact with investment analysts and other members of the investment community through investor calls, industry events, conferences and meetings. This interaction enables us to gain a more thorough understanding of the views and perceptions of stockholders and the investment community.

Executive Compensation

We ask that our stockholders annually approve on an advisory basis our named executive officer compensation. The Board of Directors recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interest with those of our stockholders and motivating our executives to remain with the Company for long and productive careers. In 2020, over 99% of the votes cast by our stockholders approved our 2019 executive compensation.

Compensation and Corporate Governance Highlights

✓ Independent Lead Director	✓ No officer severance agreements
✓ Clawback provision for certain restatements	✓ Board attendance of 99% during 2020
✓ Director independence guidelines more stringent than NYSE guidelines	✓ Robust stock ownership guidelines for our Officers and Directors
✓ No stockholder rights plan (poison pill)	✓ Annual election of our Board of Directors
✓ Say on pay advisory vote conducted annually	✓ Company policy prohibits Directors and employees from hedging our Common Stock
✓ ESG oversight by Corporate Governance Committee

2020 Compensation Summary

Set forth below is the 2020 compensation for each named executive officer as determined under Securities and Exchange Commission rules.

	Salary	Bonus	Stock Awards	All Other Compensation		Total
Name and Principal Position	($)(1)	($)	($)(2)	($)		($)

Roger S. Penske	$700,000	–	5,000,000	$279,555	(3)	$5,979,555
Chief Executive Officer

Robert H. Kurnick, Jr.	$400,000	–	1,000,000	$133,581	(4)	$1,533,581
President

J.D. Carlson	$548,958	$400,000	500,000	$58,850	(5)	$1,507,808
Executive Vice President & Chief Financial Officer

Bud Denker	$548,958	$400,000	500,000	$19,488	(6)	$1,468,446
Executive Vice President – Human Resources

Shane M. Spradlin	$548,958	$400,000	500,000	$64,394	(7)	$1,513,352
Executive Vice President, General Counsel & Sec.

Please see the footnote references beginning on page 27 for further information regarding our named executive officer compensation.

Proxy statement table of contents

v

Proposal 1 – Election of Directors

The first proposal to be voted on at the annual meeting will be the election of thirteen director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve until the next annual meeting of stockholders and until their successor has been elected and qualified or until their earlier death, resignation or removal. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.

Penske Corporation recommended Greg Penske (Roger S. Penske’s son) to our Nominating and Corporate Governance Committee as a candidate for election to our Board of Directors at the 2021 annual meeting and intends to recommend Greg Penske as a candidate for election at the 2022 annual meeting. Penske Corporation has informed us that it does not intend to recommend Greg Penske for re-election to our Board at the 2023 annual meeting. Beginning in 2023, in lieu of Greg Penske, Penske Corporation presently intends to recommend one of Mr. Penske’s other sons, Roger Penske, Jr., to the Nominating and Corporate Governance Committee for nomination as a candidate for election to our Board at the 2023, 2024 and 2025 annual meetings. It is expected that Roger S. Penske, Jr. will serve as an advisory committee member of Penske Transportation Solutions (PTS) for 2021 and 2022 and it is expected that Greg Penske will step down from our Board at the 2023 annual meeting and will serve as an advisory committee member of PTS beginning in 2023.

Director Nominees. Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including integrity, judgment, and personal accomplishment within their field. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting our Company, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to our Company during the previous term, each nominee’s personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below. The Board believes that the qualities and skills listed for each of the nominees, qualifies each such nominee for service as a director of our Company.

Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:

John D. Barr – Retired Chairman, Papa Murphy’s Holdings, Inc.

Age: 73 Joined Board: 2002 Committees: Audit

Mr. Barr was the Chairman of Papa Murphy’s Holdings, Inc., a franchisor and operator of Take-N-Bake pizza from September 2009 to September 2016 and was its Chief Executive Officer from April 2004 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland Inc., where he was President and Chief Executive Officer from 1987 to 1995.

Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as former CEO of Papa Murphy’s Holdings.

Lisa Davis – Former Chief Executive Officer Gas and Power and Managing Board Member, Siemens AG

Age: 57 Joined Board: 2017 Committees: Compensation, Corporate Governance

From August 2014 through February 2020 when she resigned, Ms. Davis served as a member of the Managing Board for Siemens AG responsible as Chief Executive Officer for the company’s Gas and Power global operations present in 80 countries around the world. Also from January 2017 through February 2020 she served as Chair and CEO of Siemens Corporation, USA, the largest market globally for Siemens AG. From 1986 to 2014, Ms. Davis served in various capacities with Exxon Corporation, Texaco USA and Royal Dutch Shell, most recently, Executive Vice President – Strategy, Portfolio and Alternative Energy and Vice President – Lubricants and Commercial Fuels Americas, and previously numerous leadership positions in Supply and Refining. Ms. Davis is also a director for Kosmos Energy Ltd., Air Products and Chemicals, Inc. and Phillips 66.

Individual experience: Extensive global energy industry experience from serving in various capacities along the entire value chain from upstream to manufacturing to sales and marketing; senior executive leadership experience with international industry-leading companies; diverse experience with public company board service in the U.S. and Europe.

Wolfgang Dürheimer – Retired Chairman and CEO Bentley Motors Ltd.

Age: 62 Joined Board: 2018 Committees: Compensation

Mr. Dürheimer served as the Chairman and Chief Executive Officer of Bentley Motors Ltd., a subsidiary of Volkswagen AG, from April 2014 to January 2018, as well as the President of its sister companies, Bugatti Automobiles S.A.S. and Bugatti International S.A. Previously, Mr. Dürheimer held various positions with Volkswagen AG and its subsidiaries, most recently as the Chief Representative of Volkswagen Group Motorsport responsible for the Group Motorsport Strategy from February 2011 to January 2018 and he was a member of the Board of Management of Audi AG from September 2012 to March 2014. From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for Research and Development. Prior to joining Porsche in 1999, Mr. Dürheimer worked 14 years with BMW, where he held various managerial roles.

Individual experience: Extensive automotive industry experience with some of the Company’s largest represented brands including Audi, Bentley, BMW, and Porsche, culminating in leadership experience as Chief Executive Officer of Bentley Motors; relationships with our key automotive industry partners, breadth of knowledge concerning issues facing our Company.

Michael R. Eisenson – Founding Partner Charlesbank Capital Partners LLC

Age: 65 Joined Board: 1993

Mr. Eisenson has served as the Founding Partner of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. since July 1, 2017. Previously, he was CEO of Charlesbank Capital Partners LLC, which he founded in 1998. Mr. Eisenson also serves as a director of Penske Corporation and is a director of a number of private companies.

Individual experience: Familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success formerly serving as our audit committee chairman.

Robert H. Kurnick, Jr. – President of Penske Automotive Group

Age: 59 Joined Board: 2006

Mr. Kurnick has served as our President since April 2008. Since September 2017, Mr. Kurnick has served as Vice Chair of Penske Corporation, and from 2003 until then served as President of Penske Corporation. He has also been a director of Penske Corporation since 2003. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses.

Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as Vice Chair and former President of Penske Corporation.

Kimberly J. McWaters – President and CEO of Fresh Start Women’s Foundation

Age: 56 Joined Board: 2004 Committees: Audit, Corporate Governance (Chair)

Ms. McWaters has served as President and Chief Executive Officer of Fresh Start Women’s Foundation since February 1, 2021 after a long tenure as a director of that organization. Ms. McWaters was previously President and CEO of Universal Technical Institute, Inc. (UTI), the nation’s leading provider of transportation industry technician training through October 31, 2019. She was named President of UTI in 2000, CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing. Ms. McWaters is also a director of UTI and WillScot Mobile Mini Holdings Corp.

Individual experience: Automotive industry experience with UTI; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians; community involvement with Fresh Start Women’s Foundation.

Greg Penske – Chairman and CEO of Penske Motor Group

Age: 58 Joined Board: 2020

Mr. Penske joined our Board in May 2020 and was previously our director from May 2014 to May 2017. He has been the Chairman and Chief Executive Officer of Penske Motor Group, LLC, an automotive group that includes the Toyota, Lexus and Mercedes brands. Mr. Penske has served on the Board of Directors of Penske Corporation since 1999, and also currently serves as a board member and Vice Chairman of Penske Entertainment and board member of Petersen Automotive Museum. Mr. Penske is the son of our Chief Executive Officer, Roger S. Penske.

Individual Experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company’s key operations through Penske Corporation directorship and Penske Truck Leasing Advisory Board membership.

Roger S. Penske – Chair of the Board and CEO of Penske Automotive Group

Age: 84 Joined Board: 1999

Since May 1999, Mr. Penske has served as our Chair and CEO. Mr. Penske has also been Chair of the Board and CEO of Penske Corporation since 1969 and Chair of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske also is a Director of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Mr. Penske previously served as a member of the Board of Directors of Universal Technical Institute in the past five years.

Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Sandra E. Pierce – Senior Executive Vice President and Chair, Huntington Michigan

Age: 62 Joined Board: 2012

Since August 2016, Ms. Pierce has been Huntington Bank’s Senior Executive Vice President, Private Bank and Regional Banking Director and Chair of Michigan. Ms. Pierce has led the Private Bank, Insurance Agency, Auto, Marine and RV businesses as well as state activities in Michigan. From February 1, 2013, until their August 2016 merger with Huntington, Ms. Pierce served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of RBS Citizens, N.A. where she had responsibilities for commercial banking and all state bank activities in Michigan as well as oversight of all state activities in Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce is a director of American Axle and Manufacturing Holdings, Inc., and has performed leadership duties with numerous civic organizations. Ms. Pierce is also Board Chair of ITC Holdings, which was previously a public company in the past five years.

Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on private company boards and demonstrated commitment to civic works.

Greg C. Smith – Principal, Greg C. Smith LLC and former Vice Chairman, Ford Motor Company

Age: 69 Joined Board: 2017 Committees: Audit (Chair)

Mr. Smith, retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith, LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006. As Vice Chairman, Mr. Smith was responsible for Ford’s Corporate Strategy and Staff, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. Currently, Mr. Smith serves as the Non-Executive Chairman of the Board of Directors of Lear Corporation and formerly served as a director of Penske Corporation, the Federal National Mortgage Association (Fannie Mae) and Solutia, Inc. Mr. Smith serves on the Risk Oversight Advisory Council of the National Association of Corporate Directors.

Individual experience: Extensive experience as an executive and a director; experience in a leadership role in automotive and finance; perspective gained from leadership role in automotive and financial industries; extensive public company audit committee experience.

Ronald G. Steinhart – Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Age: 80 Joined Board: 2001 Committees: Audit

Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. In the previous five years, Mr. Steinhart formerly served as a director of Southcross Energy Partners, L.P.

Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson – Executive Chairman of GTT Communications, Inc.

Age: 81 Joined Board: 2002 Committees: Compensation (Chair), Corporate Governance Lead Independent Director

Mr. Thompson is Executive Chairman of GTT Communications, Inc., a leading global cloud network provider to multinational clients. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Pendrell Corporation. In the previous five years, Mr. Thompson was formerly a director Sonus Networks, Inc. Mr. Thompson received his MBA from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

Masashi Yamanaka – Executive Vice President, Strategic Relationship Management, Penske Automotive Group

Age: 57 Joined Board: 2018

Mr. Yamanaka has served as our Executive Vice President, Strategic Relationship Management since March 1, 2019. Prior to that, he held numerous positions with Mitsui starting in April 1987. Mr. Yamanaka was Senior Vice President of Mitsui & Co. (U.S.A.), Inc. from December 2018 to February 2019, and the General Manager of Mitsui’s Second Motor Vehicles Division from April 2015 to November 2018. From July 2014 to April 2015, he served as Deputy General Manager, Second Motor Vehicles Division. From January 2013 to July 2014, he served as Deputy General Manager, Planning and Administrative Department, Planning & Administrative Division of the Machinery & Infrastructure Business Unit.

Individual Experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company’s second largest stockholder.

Our Corporate Governance

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

John D. Barr	M	F
Lisa Davis	M		M	M
Wolfgang Dürheimer	M		M
Michael R. Eisenson	M				M
Robert H. Kurnick, Jr.	M				M
Kimberly J. McWaters	M	F		C
Greg Penske	M
Roger S. Penske	C				C
Sandra E. Pierce	M	C
Greg C. Smith	M	C,F
Ronald G. Steinhart	M	F
H. Brian Thompson	M		C	M	M
Masashi Yamanaka	M
No. of Meetings in 2020	18	7	4	2	0

C Chair   M Member   F Financial expert

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. The principal responsibilities of each committee are described below. Collectively, our directors attended 99% of our board and committee meetings in 2020, and each director attended at least 94% of their meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2020.

Committee Member Qualifications. Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are “independent” and “financially literate” under New York Stock Exchange rules and applicable law, and each of the four are “audit committee financial experts,” as that term is defined in Securities and Exchange Commission rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

●	financial statements, financial reporting and financial controls
●	internal audit function
●	engagement and evaluation of the independent auditing firm
●	key credit risks, liquidity risks, market risks, cybersecurity risks and any significant cybersecurity incidents and the steps taken to assess, monitor and mitigate these risks or exposures

The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:

●	executive officers’ compensation
●	compensation and benefits of other employees
●	administration of our equity incentive plans

●	recommendations to the Board of Directors with respect to director compensation
●	management progression and succession plans

The Nominating and Corporate Governance Committee:

●	identifies prospective candidates for our Board of Directors
●	recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
●	recommends to the Board of Directors corporate governance principles and policies
●	oversees the Board self-evaluation
●	oversees our compliance with legal and regulatory requirements
●	oversees our Environmental, Social and Governance (ESG) practices and reporting

Executive Committee. Our Executive Committee’s primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.

Board Structure and Lead Director. Roger S. Penske is the Chair of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our Company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive industry experience, his relationships with our key suppliers and other partners and his experience as an executive and a director of some of the world’s leading companies. In light of the combination of these positions, one of our governance principles is to have an independent “Lead Director.” Our Lead Director is responsible for:

●	coordinating and leading the activities of the outside directors
●	establishing the agenda for executive sessions of the outside directors
●	presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
●	facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. You may communicate with the Lead Director by writing to us, c/o Corporate Secretary and General Counsel, 2555 Telegraph Road, Bloomfield Hills, MI 48302. All correspondence will be reviewed by our Corporate Secretary’s office and all (other than frivolous correspondence) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary as well. These communications (other than frivolous correspondence) will also be forwarded to the Lead Director.

Director Independence. A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Mss. Davis and McWaters and Messrs. Barr, Dürheimer, Smith, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com under the sub-heading “Governance” within the “Investors” section, and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company, and its affiliates such as Penske Corporation, Penske Racing, Penske Entertainment and Penske Transportation Solutions and affiliates of the director, including those described under “Related Party Transactions” and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates’ securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, and sponsorships of Penske Racing or other Penske affiliated racing entities by any of our or our directors’ affiliates.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

1.	The director is employed by us, or an immediate family member is one of our executive officers.*

2.	The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*
3.	The director is affiliated with or employed by our independent auditing firm, or an immediate family member is affiliated with or employed in a professional capacity by our independent auditing firm.
4.	An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
5.	The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.
6.	The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.
*

Subject to the rules of the New York Stock Exchange, employment as an Interim Chair, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent immediately following that employment.

ESG Oversight. Our Board of Directors has delegated oversight of our ESG practices and reporting to our Nominating and Corporate Governance Committee; provided that certain aspects of our ESG practices are managed by other committees of the Board. For example, our Compensation and Management Development Committee is responsible for oversight of our efforts to promote equity, diversity and inclusion and reduce employee turnover. Our Nominating and Corporate Governance Committee reviews our ESG disclosures and discusses with management at least annually our ESG initiatives, which include our environmental sustainability efforts and charitable contributions. Management is responsible for the implementation and execution of our ESG practices and reporting.

Risk Management. We have designed and implemented processes to manage risk in our operations. The role of the Board of Directors in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee

●	together with the full Board of Directors, reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
●	monitors certain key risks at its regularly scheduled meetings, such as credit risks, liquidity risks, market risks, related party transaction risk and cybersecurity risks

Nominating and Corporate Governance Committee

●	oversees compliance with legal and regulatory requirements
●	reviews risks relating to our governance structure

Compensation and Management Development Committee

●	reviews risks inherent in our compensation policies
●	reviews the Company’s succession planning

Full Board of Directors

●	reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
●	receives reports on all significant committee activities at each regular meeting
●	reviews the risks inherent in any significant Company transactions

As part of its review of operational risk, the Board of Directors reviews cybersecurity risks facing our Company, including the potential for breach of our key information technology systems and the potential for a breach of our systems and processes relating to the protection of customer and employee confidential information. The Board meets periodically with our Chief Information Officer and our Audit Committee reviews key risks, including these risks, at its regular meetings and reviews any significant cybersecurity incidents.

Director Advisor Program. The Board has adopted a policy in its Corporate Governance Guidelines for the designation of certain former directors as “Director Advisors” which allows us to retain the benefits of continuing guidance from our long-tenured directors. This program is designed to encourage director renewal while retaining access to former long-tenured directors’ valuable experience and institutional knowledge. Director Advisors are expected typically to be invited to attend two Board meetings per year and be available for continuing consultation. A Director Advisor is not entitled to attend any Board meeting, may not vote on any business coming before the Board nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. A Director Advisor is not a member of the Board or a “director” as that term is used in our bylaws, this proxy statement or otherwise.

Director Advisors are entitled to cash compensation of $40,000 per year payable in cash or Company stock at the director’s election, a charitable match opportunity and use of a Company vehicle or a $20,000 stipend, as well as reimbursement of Company expenses and travel to our meetings. In 2020, William Lovejoy, a member of our Board from 2004 to 2018, and Lucio Noto, a member of our Board from 2001 to 2018, served as Director Advisors. We have not designated any Director Advisors for 2021.

No Hedging or Short Selling. Our securities trading policy applies to all of our directors, officers and employees and restricts trading in our securities while in possession of material nonpublic information. The policy prohibits our directors, officers, employees and their designees from engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities without the approval of our General Counsel. No such approvals were granted in 2020, but we retain this flexibility in the event of a hardship need for a non-executive employee.

Stock Ownership Guidelines/Pledging. Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.

Controlled Company. Under the New York Stock Exchange rules, if a company is “controlled” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates. When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and considers the candidate’s diversity important in relation to the then existing Board, potentially including age, gender, ethnicity, geography, business experience or expertise or other factors. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

●	sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer’s business
●	whether such individual can read and understand financial statements
●	a list of current and previous board memberships and other affiliations of the nominee
●	a description of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, in light of our business and structure
●	a written consent of the individual to stand for election and serve if elected by the stockholders
●	a statement of any relationships between the person recommended and the person submitting the recommendation
●	a statement of any relationships between the candidate and any automotive or truck retailer, manufacturer or supplier, as well as any other transportation business or any business that could be deemed to compete with the Company
●	proof of ownership by the person submitting the recommendation of at least 500 shares of our common stock for at least one year

Location of Corporate Governance Documents. Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the sub-heading “Governance” within the “Investors” section. We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.

Stockholder Director Nominations and Proposals for 2022. We must receive any proposals submitted pursuant to Rule 14(a)- 8 of the SEC proxy rules intended to be presented to stockholders at our 2022 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 for inclusion in the proxy statement by November 19, 2021. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Any stockholder who wishes to make a director nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our bylaws, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 13, 2021 nor later than January 12, 2022.

Environmental, Social and Governance (ESG)

We recognize we are accountable to key stakeholders, our employees and the communities in which we do business. We focus our environmental, social and governance efforts where we can have the most positive impact on our business and society, including issues related to community participation, environmental sustainability, culture, human capital and investor outreach.

Central to our mission are the core values of integrity, transparency, professionalism, teamwork and exceeding the expectations of our customers and employees. Our commitment to Corporate Social Responsibility is driven by these core values as we aim to conduct our business in ways that enrich the communities where we work and live, focus on the environment and provide a workplace that is safe, inclusive and diverse while providing value to our stakeholders. We are committed to responsible business practices and continuous improvement of our operations and our relationships with our employees and the communities in which we live and work.

Community

We believe community participation and charitable giving enrich the neighborhoods where we work, live and play. We are proud of these efforts and we encourage participation by all dealerships and employees. Several examples of our commitment to giving back include:

●	Over the last five years, our dealerships have supported The Paralyzed Veterans of America to help serve the needs of veterans with a spinal cord injury, donating more than $6 million through contributions from customers, employees and matching contributions of our Company. During this time, contributions have been collected from our customers and employees and then matched by the Company.
●	In 2020, we announced a partnership with a technical education institute to establish a diesel-commercial vehicle technician career skills program for service members on a United States military base. This program will provide hands-on, industry-aligned technician training to service members designed to increase career opportunities for veterans transitioning from military service to civilian life. Graduates of this program will earn a Systems Certified credential and will be offered employment with our commercial truck dealership group.
●	Our dealerships around the world regularly support their local communities through charitable efforts. For example, dealerships in the U.S. have partnered with Toys for Tots, The Humane Society, Habitat for Humanity, local food banks, hospitals, school districts, and the local Chamber of Commerce, among others. In 2020, Penske Automotive Group has donated approximately $1.7 million to these and other various charitable organizations.

Environmental and Safety

Electric Vehicles

Our dealerships sell and service vehicles that are engineered and manufactured by over 35 of the world’s automotive OEMs. As such, our new car dealerships sell the full suite of vehicles offered by our manufacturer partners, including pure electric vehicles (“EVs”). EVs can reduce the emissions that contribute to climate change and smog, improving public health and reducing ecological damage.

We are committed to encouraging the sale and use of EVs and, as part of that commitment, are actively placing charging stations across our network to facilitate a reliable infrastructure for their use. To date, our network of EV charging stations across the U.S. and the U.K. totals over 580, including a combination of Level 1 (standard), Level 2 (240V), and Level 3 capabilities. We expect to install additional charging stations to support EVs as our manufacturer partners introduce more of these products to the marketplace. We estimate that approximately 11.2% of our new vehicles sold in 2020 in the U.S. and U.K. combined were either electric or hybrid electric vehicles.

Environmental Monitoring

We have partnered with environmental and safety consulting firms to assist in compliance with specific local and federal laws and regulations relating to environmental and safety issues. The consulting firms, along with corporate employees, make periodic visits to both our dealerships and our collision centers to conduct on-site assessments, provide training, and to aid in compliance with laws, regulations, and safety issues and environmental requirements. The consultants may also provide safety training, hazardous waste management, hazard communication plans, emergency response and injury prevention plans, and respiratory protection. Quarterly audits are regularly performed by corporate employees to assure and maintain compliance.

Recycling Efforts

We are committed to reducing our environmental impact. Penske Automotive participates in a closed-loop recycling program for its U.S.-based dealerships. During 2020, the recycling under this program avoided over 13,700 metric tons of greenhouse gas emissions. Further, our collision and repair centers use water-based paints and solvents which are better for the environment and healthier for our employees and customers. We also use water reclamation systems in our vehicle carwashes. We estimate these systems recycle approximately 85% of the water used. In the U.S., we use a third party to manage, collect and process the recycling many of the materials that go through our service departments. These products include mercury bulbs, used oil, oil filters, brake and parts waste, used antifreeze, parts solvent and drain waste. In 2020, we collected and recycled nearly 17.5 million pounds of oil, brake cleaner, glycols and other solvents through this program. In the U.K., all of our hazardous waste is collected and processed by a fully licensed waste management company, holding ISO accreditation. Approximately 96% of our hazardous waste including such items as engine oil, oil filters, antifreeze, lead acid batteries, etc., are recycled. The other 4% is properly disposed of by the waste management company.

We strive to introduce or implement new technologies and processes that are friendly to the environment. Our Hardware E- Cycle Policy requires that electronic equipment be disposed of through a specific certified electronics recycler which maintains a zero landfill, zero export policy of unprocessed equipment to non-OECD Countries. Following disposal of equipment, our vendor provides a “Certificate of Recycling” for each piece of disposed equipment, assuring us the equipment was properly recycled or refurbished.

Environmentally Friendly Facilities

In the U.S., our new facilities are constructed to be environmentally friendly. For lighting, we use LED fixtures to the extent possible, including smart photocells on exterior lights and occupancy sensors inside the facility to automatically turn lights on/off. We frequently employ Low-E high efficiency glass and low flow/flush toilets with automatic sensors to control water flow as well as sinks with motion sensors to turn water on/off and control water flow as well. All HVAC equipment is high efficiency and used in conjunction with programmable thermostats. Where possible, building materials such as flooring, ceilings, paint, wallcoverings are LEED certified as environmentally friendly. We have retrofitted some of our dealerships and collision centers with exterior and interior LED lighting. In the U.S., we have completed LED lighting upgrades at approximately 60% of our U.S. dealerships and collision centers. Working with our lighting partner, we receive a five-year warranty on all of our LED lighting retrofits, including parts and labor, effectively eliminating lighting maintenance expense where the retrofits are installed.

We are also piloting an energy savings program at one of our dealership campuses in conjunction with Shell Energy Solutions (SES) designed to enhance our energy efficiency while also reducing our operating costs. The program includes a fixed monthly payment to SES in exchange for necessary HVAC repairs, maintenance and monitoring to optimize our energy efficiency goals. The program should reduce energy usage across the campus through centralized HVAC control over 70 roof top units and identification of underperforming assets to replace them as necessary. We and SES also will upgrade and then monitor our parking lot, interior and exterior lighting fixtures with LED fixtures for energy optimization.

Digital Solutions which Foster Paper Reduction

We are committed to expanding digital solutions, where possible. For example, our U.S. dealerships each have installed docuPAD®, which is an interactive tool used in our Finance & Insurance offices. Instead of using paper, customers review and sign documents on a high definition screen and then all documents are stored electronically, thereby reducing the reliance on paper.

We also use an Applicant Tracking System in our employee recruitment which helps eliminate nearly all paper from our hiring processes. We also eliminated paper forms used at later stages in the hiring process (offer letters, background checks, etc.) in favor of digital solutions. In 2018, we received more than 20,000 five-page applications, digitally avoiding over 100,000 pieces of paper. Similarly, we have also transitioned from paper employee handbooks to an online platform. Considering both newly hired employees and current employees receiving policy updates, in 2018, we digitally circulated over 12,000 handbooks, each containing over 200 pages. Furthermore, we switched from paper to online forms for our Annual Employee Opinion Survey. In 2019, more than 11,400 employees shared their feedback digitally, including comments.

Finally, over the past two years we have eliminated most of the printed materials from our annual benefits enrollment process, opting instead to share plan information digitally. The creation of a new benefits website, and informational video content, has allowed us to more effectively communicate the equivalent of 50 printed pages of plan materials to over 10,000 full-time U.S. employees. Annually, we expect these changes will yield a reduction of nearly 2.5 million fewer pages of paper.

Human Capital/Privacy

We believe that our employees are our greatest asset. We understand that exceptional customer service can only be consistently delivered by attracting, motivating, training, and retaining the very best team members. With this in mind, we put our employees at the heart of everything that we do by developing their talent and enabling them to build long-term careers.

Equity, Diversity and Inclusion

We are committed to building a diverse and skilled workforce while providing a work environment that promotes equity and is free from any form of discrimination on the basis of race, color, creed, religion, sex (including breast feeding and related medical conditions), pregnancy, sexual orientation, gender identity and expression, marital status, national origin, ancestry, citizenship status, uniform service member and veteran status, age, genetic information, protected medical condition, disability, or any other protected status in accordance with all applicable federal, state, and local laws. Our focus on inclusion and diversity at our U.S. automotive dealerships has resulted in over 65% of our workforce being diverse either by race, ethnicity or gender, with our gender diversity higher than the National Automobile Dealer Association (“NADA”) average. Additionally, our U.S. automotive dealerships have a management diversity rate of approximately 49%.

Annual Employee Survey

In the U.S., we work with a third-party vendor to conduct an Annual Employee Opinion Survey for all U.S. dealership employees. In 2019, over 97% of our employees participated in the survey. The results of such surveys are shared with our local, area, regional and executive management teams and a summary is reviewed with our Board of Directors.

Employee Benefits

We foster and support the wellness and well-being of our employees to create a healthier company, improve workplace satisfaction and provide a sustainable value to our shareholders. Under our U.S. health care plans, employees are encouraged to take an annual physical exam, and over 80% of our U.S. employees did so in 2019. Employees that take a physical exam receive a reduction in their health care cost. Annual physicals promote the early resolution of complex health problems which protects our employees and provides savings to our annual health care spending. In the U.S., employees are eligible to receive annual company contributions to a health savings account from the Company based on the type of coverage selected. We also offer access to free telemedicine and free smoking cessation programs to promote employee wellness.

We actively encourage the use of our U.S. 401(k) program to promote retirement income to our employees. We default new employees into our program, placing their contributions in a balanced age-appropriate investment option unless they choose otherwise. We also match employee contributions, providing an annual, recurring benefit to our employees who choose to save for their retirement. Through these measures, over 90% of our U.S. employees participate in our 401(k) plan.

Employee Training and Recognition

Annually, we sponsor a program through the National Automobile Dealers Association designed to train high-potential employees. Potential candidates are recommended by their managers and evaluated for participation in the program. This program helps prepare our employees for leadership roles within our Company. Since the inception of the program, we have graduated over 350 individuals, many of which now hold management positions with our Company.

We also sponsor a “Penske Elite Technician” program in the U.S. and the U.K. As the transportation landscape continues to change at a rapid pace, we recognize the need to attract, nurture and retain technician expertise. The annual Elite Technician Program recognizes and rewards our top performing technicians for their outstanding credentials, skills and contributions within their field. To be eligible, technicians must be nominated by management and meet specific program requirements. The program includes multiple phases, including a challenging technical exam. In 2020, 130 technicians were recognized as “Elite” through this program.

Commitment to Veterans

We are committed to hiring veterans as we believe veterans have what it takes to be outstanding employees, including a strong, goal-oriented work ethic, ability to work as a team and – in many cases – expertise working with sophisticated equipment. Since 2015, our dealerships have hired more than 600 individuals through support of the Hiring Our Heroes program in the United States. As noted above, our dealerships have supported The Paralyzed Veterans of America to help serve the needs of veterans with a spinal cord injury, with contributions from customers, employees and matching contributions of our Company.

Company Recognition

In the U.S., many of our dealerships have been named Best to Work For by Automotive News. In 2019, the last year in which we participated in this program, thirty-three of our dealerships received this prestigious award, more than any other dealership group. Additionally Fortune Magazine has recognized Penske Automotive Group as a World’s Most Admired Company. In the U.K., we were named ‘Dealer Group of the Year’ by both Automotive Management and Motor Trader Magazines, consolidating our position as the UK’s largest dealer group. Further, our Atlanta area dealerships were named a 2020 Top Workplace by the Atlanta Journal-Constitution, while in the U.K., we have been named by Glassdoor as the 14th best place to work. We were not only the highest ranked business in the Automotive Sector, but Sytner Group was also the top-rated retailer ahead of other large national businesses.

Human Trafficking

Our businesses have a zero-tolerance approach with respect to slavery and human trafficking in our operations. We support the California Transparency in Supply Chains Act of 2010 and the United Kingdom’s Modern Slavery Act of 2015 and their intent to prevent and eliminate slavery and human trafficking from global supply chains by increasing transparency.

Privacy

In our increasingly information-based society, individual information must be adequately protected. We are committed to protecting personal information that we collect from our customers and employees. Each employee must take care to protect sensitive personal information from inappropriate or unauthorized use or disclosure, and we have implemented fair and responsible privacy and information protection procedures and data breach response plans that comply with applicable laws. All employees are expected to be familiar with our privacy procedures and to adequately protect consumer and employee information.

We are committed to the full exercise by our employees and customers of their rights to their data. In the U.K., we fully comply with the General Data Protection Regime which allows employees and customers the right to see, and in some cases, delete, their data. We also fully comply with the California Consumer Privacy Act which allows similar rights for our California customers.

Data Security

We are committed to maintaining data security awareness for all employees. Starting with on-boarding, we introduce information security and security awareness as part of everyone’s job. Training includes education regarding phishing, physical security and protecting sensitive information, among other topics. This initial training is reinforced with monthly and quarterly communications and follow-up training. Further, October is Security Awareness month, where we instruct employees regarding encryption, best practices and precaution regarding all emails received from outside the organization. We also annually audit our data security efforts through mock attacks on our digital infrastructure. Despite our efforts, we experience occasional low-level data breaches which are immaterial to the Company and have involved immaterial expenses (and no penalties). We review these incidents with senior management and our Board of Directors at least annually. We mitigate our data security risks with information security risk insurance, as we do with other aspects of our business.

Investor Outreach

We have an investor outreach program that aims to engage prospective and current shareholders throughout the year. Engagement activities includes participation in industry conferences and events, sell-side research conferences, one-on-one meetings with current and potential investors, quarterly financial results conference calls, and visits to our locations.

Proposal 2 – Ratification of the Selection of our Independent Auditor

Our Audit Committee has selected Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as “Deloitte”) as our principal independent auditing firm for 2021. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditor is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2021 audit.

Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “Our Corporate Governance.” The Audit Committee has the sole authority to retain and terminate our independent auditing firm, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2020 annual report. The Audit Committee discussed with our independent auditing firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firm’s independence and received the letters and written disclosures from the independent auditing firm required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firm in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the SEC.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2020 annual report on Form 10- K as filed with the SEC on February 19, 2021.

The Audit Committee of the Board of Directors

Greg C. Smith (Chair)	Kimberly J. McWaters
John D. Barr	Ronald G. Steinhart

INDEPENDENT AUDITING FIRM FEES

Deloitte & Touche LLP is our principal independent registered public accounting firm. We paid Deloitte & Touche LLP the fees described below in 2020 and 2019, all of which services were approved by our Audit Committee:

Audit Services:

●	audits of our consolidated financial statements
●	audits of management’s assessment of internal control over financial reporting
●	reviews of quarterly financial statements
●	other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

●	services in connection with registration statements filed with the Securities and Exchange Commission
●	acquisition due diligence
●	audits of benefit plans
●	consents and comfort letters
●	accounting research and consultation

Tax Fees:

●	services rendered by the independent auditing firms in connection with tax compliance, planning and advice, including in connection with acquisitions

	2020	2019

Audit Fees	$3,362,744	$3,218,042
Audit Related Fees	219,125	149,895
Tax Fees
Tax Compliance	45,004	141,363
Other Tax Fees	148,131	304,268
All Other Fees	–	–
Total Fees	$3,775,004	$3,813,568

The Audit Committee has considered the nature of the above-listed services provided by Deloitte and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with Deloitte and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by Deloitte. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by Deloitte and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chair of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

Proposal 3 – Advisory Vote on Executive Compensation

We annually seek a non-binding advisory vote on our executive compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee, however, the committee will take the outcome of the vote into account when making future executive compensation decisions. Last year, our stockholders approved the compensation of our named executive officers as described under “Compensation Discussion and Analysis” and “Executive Compensation” with over 99% of the votes cast by our stockholders voting in favor. As we evaluated our compensation programs and practices, we were mindful of this strong shareholder support in deciding to maintain the overall framework of our compensation program and the majority of our compensation practices unchanged from last year.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

●	Mr. Penske beneficially owns approximately 35.2 million shares of our common stock, which significantly aligns his interests with the stockholders’ interests
●	In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
●	The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
●	We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
●	Our executive officers earn no additional retirement income under any supplemental executive retirement plan
●	Executive officers are subject to a compensation recovery or “clawback” policy, which provides that we may recoup some or all of the executive officer’s incentive compensation as a result of certain detrimental conduct to encourage compliance with policies and appropriate behavior, and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities (as discussed above under “Our Corporate Governance”)
●	We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S- K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Executive Officers

Our named executive officers, whose compensation we describe below, are Messrs. Penske, Kurnick, Carlson, Denker, and Spradlin. Each of these executive officers were elected by the Board of Directors and will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other named executive officers are provided below:

J.D. Carlson, 51, has served as our Executive Vice President and Chief Financial Officer since June 2015 and prior to that served as our Senior Vice President and Corporate Controller since May 2011. He previously served as our Vice President and Controller since joining our Company in April 2006. Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products. He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

Bud Denker, 62, has served as our Executive Vice President – Human Resources since July 1, 2015. Since September 2017, he also has served as President of Penske Corporation, and he serves as Executive Vice President, Marketing and Communications of Penske Corporation as well as Executive Vice President of Penske Racing. Mr. Denker served as our Executive Vice President – Marketing from July 2005 to June 2015. Prior to joining us, Mr. Denker served as Vice President, Brand and Market Development for Eastman Kodak Company from 2001-2005.

Shane M. Spradlin, 51, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

Additional corporate officers include:

George Brochick, 71, has served as Executive Vice President of Strategic Development since July 1, 2012. Prior to this, he served as Executive Vice President of our Western Region since December 2002. He joined PAG in 1996 upon the sale of the former Sun Automotive Group to Penske Automotive. In addition to his current executive functions, Mr. Brochick has held numerous dealership general manager positions throughout his automotive career. From 1977 to 1984, prior to entering the automobile business, Mr. Brochick served as Vice President, Operations, for Southwest Kenworth, Inc. Mr. Brochick also held the position of Director, Marketing Services, for Euclid, Inc., a division of Daimler-Benz, A.G., with worldwide responsibilities for market research and technical field studies. Mr. Brochick has previously served as a Board Member of the American International Automobile Dealers Association and is currently serving as a Board Member for Universal Technical Institute (UTI), Inc. and the Duke University Board of Visitors.

Tracy Cassidy, 48, has served as our Executive Vice President, Marketing since August 1, 2020. She previously served as our Senior Vice President, Corporate Marketing since February 2020, Vice President since 2015, and Director since 2011. Prior to joining us, Ms. Cassady held various global marketing and communication positions at Federal-Mogul Corporation.

Richard A. Hook, 46, has served as our Executive Vice President and Chief Information Officer since February 13, 2019. Prior to that, he served as our Senior Vice President and Chief Information Officer since May 1, 2015, as well as Vice President, IT Infrastructure since July 2009. Before joining us in 2009, Mr. Hook held various positions at Arthur Andersen LLP, H&R Block Financial Advisors and Federal-Mogul Corporation.

Anthony R. Pordon, 56, has served as Executive Vice President since May 2011. Prior to that, Mr. Pordon served as Senior Vice President since January 2006 and Vice President since July 2001. Mr. Pordon’s primary responsibilities include Investor Relations, Corporate Communications, and Corporate Development, including the responsibility for establishing, directing and maintaining our communication strategies and representation on Wall Street with the buy-side and sell-side analyst community. Prior to joining us, Mr. Pordon served in various capacities at Detroit Diesel Corporation, a manufacturer of heavy-duty diesel engines. Prior to Detroit Diesel, Mr. Pordon was an auditor at Deloitte & Touche LLP.

Shelley Hulgrave, 42, has served as our Senior Vice President since February 2020 and our Corporate Controller since June 2015. She has also served as our Corporate Accounting Manager beginning in October 2006 coordinating the Company’s accounting teams in the United States, Europe and Australia. Prior to joining us, Ms. Hulgrave held various positions for DaimlerChrysler Financial and Ernst & Young.

Aaron Michael, 45, has served as our Senior Vice President, Financial Services since 2014 and has been our Treasurer since 2006. In his role as Treasurer, he manages our capital structure and real estate portfolio. From 2001 through 2006, Mr. Michael was employed by Penske Corporation in various finance and treasury roles. Prior to working with Penske, Mr. Michael was a commercial lender for Comerica Bank in its Detroit, MI office.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation & Management Development Committee of the Board of Directors

H. Brian Thompson (Chair)	Wolfgang Dürheimer Lisa Davis

Compensation Discussion and Analysis

Compensation Philosophy. Other than with respect to Messrs. Kurnick and Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees, including each of our named executive officers. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Long Term Incentive Plans.”

Outside Advisors and Consultants. Our compensation committee has full access to any of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2020. All named executive officer compensation determinations are made by the committee, using its independent judgment and analysis.

Role of Executive Officers. The compensation committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President – Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our executives do not participate in determining their own compensation.

Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

●	Our compensation recovery policy noted below
●	Our committee’s negative discretion to reduce any performance based award
●	Approximately 70% of the equity compensation we issue vests in the third and fourth years
●	Rigorous internal and external audits of our field and consolidated results
●	Our commitment to full compliance with our code of conduct
●	Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under “Our Corporate Governance” beginning on page 6.

Compensation Recovery (“Clawback”) Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy. We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards except those discussed below shall be the date of the approval by the committee. As part of that policy, the compensation committee delegated to our Chief Executive Officer the authority to grant or accelerate the vesting of awards with respect to 50,000 shares of our common stock per year, other than awards to executive officers, provided the grant or vesting of the awards are reported to the committee at its next meeting. Our Chief Executive Officer approved the grant or vesting of awards with respect to 11,751 shares under that authority in 2020, which awards were ratified by the committee.

Stock Ownership Guidelines. Our stock ownership guidelines are designed to align our management and Board members’ interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.

Executive Officer Level	Multiple of Base Salary
CEO	8x
President	4x
Executive Vice Presidents	2x

Non-employee board members are required to own common stock equal to ten times our annual retainer (currently, $40,000 x 10 = $400,000). Directors and officers have five years from appointment to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chair and Lead Director. These guidelines exclude any shares that are pledged by any of our directors and officers, and also include any shares of restricted stock held by the officer or director.

Determination of Compensation Amounts. The compensation committee determines all aspects of compensation for our named executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view to maintaining external compensation competitiveness. We annually benchmark competitiveness of our total compensation against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group 1 Automotive, Lithia Motors and Sonic Automotive). While we benchmark our compensation, we do not target a specific quartile of pay for our named executive officers as compared to our peers.

In addition to the above mentioned factors, the level of compensation that we pay to Messrs. Denker and Kurnick reflect that each devotes a percentage of his time to affiliated companies for which they receive additional compensation from Penske Corporation. Specifically, Mr. Kurnick serves as Penske Corporation’s Vice Chair and Mr. Denker serves as the President of Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive versus affiliated matters, recognizing that the amount varies from year to year, but it is generally expected that each will spend approximately 75% of his time on Penske Automotive matters. We were reimbursed approximately five percent of Mr. Spradlin’s base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s base salary is shown in the table below.

Our Compensation Program. Our compensation program primarily consists of four elements:

●	Base salary
●	Annual discretionary cash bonus payments
●	Restricted stock awards
●	Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary. The salaries of our named executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The evaluation of the individual’s performance is based upon the committee’s perception of that individual’s performance, based in large part on input from our Chief Executive Officer with respect to each of the other named executive officers, and the factors noted above under “Determination of Compensation Amounts.”

The committee also considers our Company-wide performance in the prior year and general economic factors when setting base salary levels for each of the named executive officers. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the award detailed below under “Long-Term Incentive Plans.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry. Beginning January 2020, Messrs. Carlson, Denker and Spradlin’s salaries were each increased $25,000 resulting from the Committee’s review of these factors. See below under “Compensation Adjustments in light of COVID-19” for a discussion of changes to executive salaries in 2020.

Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. Our Chief Executive Officer and President have not received any discretionary bonus payments, and instead receive only the restricted stock grants resulting from their achievement of performance goals, as described below under “Long-Term Incentive Plans.” We pay annual cash bonuses to our other named executive officers to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

●	Company-wide performance in the prior year
●	Evaluation of an individual’s performance in the prior year
●	Evaluation of the annual performance of an individual’s business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those detailed below under “Long-Term Incentive Plans.” Our compensation committee uses these factors to evaluate Company performance, keeping in mind the impact of the overall performance of the business sectors in which we compete. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under “Determination of Compensation Amounts.” The amount of cash bonuses paid to Messrs. Carlson, Denker and Spradlin are set forth in the “Bonus” column of the Summary Compensation Table below.

Restricted Stock Awards. Each member of senior management, including each of the named executive officers, is eligible to receive a restricted stock award because we believe these awards effectively align management’s goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

In 2020 and 2021, each of our named executive officers also received restricted stock awards resulting from achievement of the long term incentive plan awards discussed below. In total in 2020, the committee approved the grant of approximately 304,234 equity incentive awards under our equity plans (representing approximately 0.4% of our current outstanding equity), including all of the awards to our named executive officers. Awards granted before May 13, 2020 (the date shareholders approved our new 2020 Equity Incentive Plan) were granted under our 2015 Equity Incentive Plan, and all awards after such date were made under our 2020 Equity Incentive Plan. Our 2020 Equity Incentive Plan provides up to five million shares for equity awards.

Other Compensation. We may also provide our named executive officers, and certain other employees, with selected other benefits or perquisites in order to attract and retain them. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan. The amounts received by the named executive offers in this regard are set forth in the “All Other Compensation” column of the “Summary Compensation” table below.

Our named executive officers, as well as other eligible employees, may defer up to 50% of their base salary and up to 95% of their bonus compensation pursuant to the Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (the “DCP”). The DCP is an unfunded, non-qualified deferred compensation plan which provides the opportunity to accumulate additional savings for retirement on a tax deferred basis. The Company does not match funds deferred through this plan. Additional details regarding our DCP can be found below in the “Nonqualified Deferred Compensation” table.

Our named executive officers and directors are also provided with an automobile allowance or the use of a Company vehicle. From time to time, we may provide other benefits to certain members of our senior management. We have valued these benefits in the “All Other Compensation” column of the “Summary Compensation” table below based on our cost. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees.

No Employment Agreements or Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals’ knowledge base and guidance. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, our restricted stock grants vest in the event of a change of control.

Compensation Adjustments in Light of COVID-19. Due to the COVID-19 pandemic, our priority in 2020 was to ensure we met customer needs while keeping our customers, employees and our communities safe. We enhanced our cleaning procedures, both for facilities and vehicles, and instructed employees who feel ill to stay home, among other measures. During the key shutdown months of April and May, we furloughed 15,050 employees, though we returned most of those employees to work during the course of the year. We maintained vigilance over all of our operations to assure that our employees and customers were kept safe.

We also took several compensation related actions in response to COVID-19. Beginning April 1, 2020, our Chief Executive Officer and President took 100% salary reductions and our other named executive officers took 25% salary reductions. Our board of directors also waived its board service fees starting April 1, 2020. We suspended our quarterly stockholder cash dividend, suspended matching of employee contributions under our U.S. 401(k) plan and took additional measures to conserve cash. For our President, Chief Executive Officer and Board of Directors, we reinstated their salary/board service fees on October 1, 2020. For our other named executive officers, we reinstated their full salaries in two phases, with 50% of the reduction restored on July 1 and the remainder on September 1. We also reinstated our 401(k) plan matching effective October 1, 2020 and announced a reinstatement of our quarterly stockholder cash dividend in October 2020.

Long Term Incentive Plans Our compensation committee established 2020 performance targets for a performance based award for each of named executive officers in February 2020. The payouts are set forth in the table below and were paid in shares of restricted stock in February 2021 as set forth below. The amount of restricted stock noted below granted in February 2021 and vesting over a four year period was calculated by dividing the total award achieved by our average closing stock price for each trading day in 2020 ($45.3475). Messrs. Kurnick and Penske did not receive an annual cash bonus because they each received this restricted stock grant.

2020 Long Term Incentive Award Amounts

Name and Principal Position	Target ($)	Maximum ($)	Payment($)	Payment(Shares)

Roger S. Penske	$5,000,000	$7,500,000	$6,500,000	143,338
Chief Executive Officer

Robert H. Kurnick, Jr.	1,000,000	1,500,000	$1,300,000	28,688
President

J.D. Carlson	500,000	750,000	$650,000	14,334
Executive Vice President & Chief Financial Officer

Bud Denker	500,000	750,000	$650,000	14,334
Executive Vice President – Human Resources

Shane M. Spradlin	500,000	750,000	$650,000	14,334
Executive Vice President, General Counsel & Secretary

2020 Long Term Incentive Award Objectives

The specific 2020 performance objectives for our named executive officers and results were as follows:

Objective	Result	% of Award	Achievement
● 2020 EBITDA (earnings before interest, taxes, depreciation and amortization) of $831.8 million (100% attainment), EBITDA below $771.8 million results in no attainment, EBITDA of $771.8 million results in 50% attainment, and EBITDA of $870.9 million yields 200% attainment.(1)	$945.8	20	40%
● Compliance with the covenants in our U.S. and U.K. credit facilities	Yes	10	10%
● Comparative earnings per share for 2020 of $5.52 to $5.77 (100% attainment), EPS of $5.28 to $5.51 (50% attainment) and EPS over $5.77 (200% attainment)	$6.64	10	20%
● 2020 operating margin of 2.89% to 2.93% (100% attainment), operating margin of 2.82% to 2.84% (50% attainment), operating margin of 2.85% to 2.88% (75% attainment) and above 2.93% (200% attainment)(2)	3.45	10	20%
● Common stock price performance exceeds performance of 5 of 8 selected peer group companies during 2020 (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment(3)	3 of 8	10	0%
● Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	Exceeds	10	10%
● No material weaknesses in our internal controls	None	10	10%
● Component is discretionary in the determination of our Compensation and Management Development Committee	Awarded	20	20%
Total		100%	130%
(1)	Performance between these amounts yields pro rata attainment.
(2)	Operating margin is the ratio of operating income to total revenue.
(3)	The peer group companies are Asbury Automotive, AutoNation, CarMax, Lithia Automotive, Group 1 Automotive, Sonic Automotive, Ryder and Pendragon PLC (U.K.).

2021 Long Term Incentive Award Amounts

In February 2021, the committee established similar performance based awards for our named executive officers in the amounts specified below to be paid in shares of restricted stock to be granted in 2022 calculated by dividing the resulting total award achieved by the average PAG closing stock price for each trading day in 2021.

Name and Principal Position	Target ($)	Maximum ($)

Roger S. Penske	$5,000,000	$7,500,000
Chief Executive Officer

Robert H. Kurnick, Jr.	1,000,000	1,500,000
President

J.D. Carlson	500,000	750,000
Executive Vice President & Chief Financial Officer

Bud Denker	500,000	750,000
Executive Vice President – Human Resources

Shane M. Spradlin	500,000	750,000
Executive Vice President & General Counsel

The performance objectives for these awards are as follows:

Objective	% of Award
● EBITDA (earnings before interest, taxes, depreciation and amortization) of $1,000.6 million (100% attainment), EBITDA below $920 million results in no attainment, EBITDA of $920 million results in 50% attainment, and EBITDA of $1,046 million yields 200% attainment.(1)	20%
● Compliance with the covenants in our U.S. and U.K. credit facilities	5%
● Comparative earnings per share of $6.95 to $7.27 (100% attainment), EPS of $6.65 to $6.94 (50% attainment) and EPS over $7.27 (200% attainment)	10%
● Operating margin of 3.12% to 3.16% (100% attainment), operating margin of 3.04% to 3.06% (50% attainment), operating margin of 3.07% to 3.11% (75% attainment) and above 3.16% (200% attainment) (2)	10%
● Common stock price performance exceeds performance of 5 of 8 selected peer group companies during 2021 (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment(3)	10%
● Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	10%
● No material weaknesses in our internal controls	5%
● ESG Metric – Company to produce its inaugural sustainability report in 2021	10%
● Component is discretionary in the determination of our Compensation and Management Development Committee	20%
Total	100%
(1)	Performance between these amounts yields pro rata attainment.
(2)	Operating margin is the ratio of operating income to total revenue.
(3)	The peer group companies for this purpose are Asbury Automotive, AutoNation, CarMax, Lithia Automotive, Group 1 Automotive, Sonic Automotive, Ryder and Pendragon PLC (U.K.).

Executive Compensation

The following table contains information concerning 2020 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated named executive officers, collectively referred to as the “named executive officers.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “CD&A – Other Compensation.” For a discussion of changes to 2020 compensation in light of the COVID- 19 pandemic, please see above “Compensation Adjustments in Light of COVID-19.”

2020 Summary Compensation Table

		Salary	Bonus	Stock Awards	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)		($)

Roger S. Penske	2020	$700,000	—	$5,000,000	$279,555	(3)	$5,979,555
Chief Executive Officer	2019	1,400,000	—	5,000,000	493,752		6,893,752
	2018	1,400,000	—	5,000,000	424,351		6,824,351

Robert H. Kurnick, Jr.	2020	400,000	—	1,000,000	133,581	(4)	1,533,581
President	2019	800,000	—	1,000,000	176,315		1,976,315
	2018	800,000	—	1,000,000	162,890		1,962,890

J.D. Carlson	2020	548,958	400,000	500,000	58,850	(5)	1,507,808
Executive Vice President & Chief	2019	575,000	315,000	500,000	77,659		1,467,659
Financial Officer	2018	547,917	350,000	825,000	66,223		1,789,140

Bud Denker	2020	548,958	400,000	500,000	19,488	(6)	1,468,446
Executive Vice President – Human	2019	575,000	315,000	500,000	34,649		1,424,649
Resources	2018	547,917	350,000	825,000	24,166		1,747,083

Shane M. Spradlin	2020	548,958	400,000	500,000	64,394	(7)	1,513,352
Executive Vice President, General	2019	575,000	315,000	500,000	89,597		1,479,597
Counsel & Secretary	2018	547,917	350,000	825,000	76,500		1,799,417

(1)	As part of the Company-wide actions to help mitigate the financial and operational impact of COVID-19, our President and Chief Executive Officer waived their salaries from April 1 to October 1. Our other named executive officers waived 25% of their salaries beginning April 1, which was reinstated in two phases, with 50% of the reduction restored on July 1 and the remainder on September 1.
(2)	These amounts represent the grant date fair value of the 2020 long term incentive awards (which were settled by issuing shares of restricted stock in February of 2021), computed in accordance with FASB ASC Topic 718. Additional assumptions used in the calculation of the amounts in this column are included in footnote 14 to our audited financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2021. These amounts represent the target amount for the 2020 long term incentive awards issued in February 2020. The payouts for the performance based awards are each set forth in the table below which was ultimately paid in shares of restricted stock in February 2021 valued as set forth above.
(3)	Consists of $229,555 of dividends on unvested restricted stock awards and $50,000 in charitable donations pursuant to our director charitable matching program.
(4)	Consists of $37,670 for an automobile allowance, $50,000 in charitable donations pursuant to our director charitable matching program and $45,911 in dividends on unvested restricted stock awards.
(5)	Represents $27,600 for an automobile allowance, matching funds under our U.S. 401(k) plan, Company-sponsored life insurance, Company-sponsored lunch program, dividends on unvested restricted stock awards, and a tax allowance of $3,575.
(6)	Represents dividends on unvested restricted stock.
(7)	Represents an automobile allowance, Company-sponsored life insurance, matching funds under our U.S. 401(k) plan, Company-sponsored lunch program, payments for a country club membership, dividends on unvested restricted stock, and a tax allowance of $3,575.

2020 Long Term Incentive Award Amounts

Name and Principal Position	Target ($)	Maximum ($)	Payment ($)

Roger S. Penske	5,000,000	$7,500,000	6,500,000
Chief Executive Officer

Robert H. Kurnick, Jr.	1,000,000	$1,500,000	1,300,000
President

J.D. Carlson	500,000	750,000	650,000
Executive Vice President & Chief Financial Officer

Bud Denker	500,000	750,000	650,000
Executive Vice President – Human Resources

Shane M. Spradlin	500,000	750,000	650,000
Executive Vice President, General Counsel & Secretary

Grants of Plan-Based Awards in 2020

		Estimated Future Payouts under Equity Incentive Plan Awards(1)		All other Awards: Number of Shares	Grant Date Fair Value of Stock
Name and Principal Position	Grant Date	Target ($)	Maximum ($)	of Stock(2)	Awards ($)(3)

Roger S. Penske	2/11/2020	5,000,000	$7,500,000		$5,000,000
Chief Executive Officer	2/11/2020			44,456	2,050,000

Robert H. Kurnick, Jr.	2/11/2020	1,000,000	$1,500,000		1,000,000
President	2/11/2020			8,891	410,000

J.D. Carlson	2/11/2020	500,000	750,000		500,000
Executive Vice President & Chief Financial Officer	2/11/2020			4,446	205,000

Bud Denker	2/11/2020	500,000	750,000		500,000
Executive Vice President – Human Resources	2/11/2020			4,446	205,000

Shane M. Spradlin	2/11/2020	500,000	750,000		500,000
Executive Vice President, General Counsel & Sec.	2/11/2020			4,446	205,000
(1)	These columns show the target and maximum award values for the awards granted under our 2020 Long Term Incentive Plan described above under the heading “2020 Long Term Incentive Awards” which awards were paid out in shares of restricted stock in February 2021. There is no threshold award level.
(2)	Shows the number of shares that were issued in February 2020 to settle the 2019 Long Term Incentive Awards.
(3)	Computed in accordance with ASC 718.

Outstanding Equity Awards at 2020 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (1)

Roger S. Penske	374,853	(2)	$22,262,520
Chief Executive Officer
Robert H. Kurnick, Jr.	74,992	(3)	$4,453,775
President
J.D. Carlson	34,585	(4)	$2,054,003
Executive Vice President & Chief Financial Officer
Bud Denker	34,585	(5)	$2,054,003
Executive Vice President – Human Resources
Shane M. Spradlin	35,502	(6)	$2,108,464
Executive Vice President, General Counsel & Secretary
(1)	Market value is based upon the closing price of our common stock on December 31, 2020 ($59.39).
(2)	These restricted shares vest as follows:

June 1, 2021 – 81,229	June 1, 2024 – 50,896
June 1, 2022 – 86,895	June 1, 2025 – 71,669
June 1, 2023 – 84,164
(3)	These restricted shares vest as follows:

June 1, 2021 – 16,245	June 1, 2024 – 10,184
June 1, 2022 – 17,383	June 1, 2025 – 14,344
June 1, 2023 – 16,836
(4)	These restricted shares vest as follows:

June 1, 2021 – 5,563	June 1, 2024 – 5,090
June 1, 2022 – 8,349	June 1, 2025 – 7,167
June 1, 2023 – 8,416
(5)	These restricted shares vest as follows:

June 1, 2021 – 5,563	June 1, 2024 – 5,090
June 1, 2022 – 8,349	June 1, 2025 – 7,167
June 1, 2023 – 8,416
(6)	These restricted shares vest as follows:

June 1, 2021 – 6,480	June 1, 2024 – 5,090
June 1, 2022 – 8,349	June 1, 2025 – 7,167
June 1, 2023 – 8,416

Option Exercises and Stock Vested During 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger S. Penske	83,529	$3,006,209
Chief Executive Officer
Robert H. Kurnick, Jr.	16,705	$601,213
President
J.D. Carlson	5,899	$212,305
Executive Vice President & Chief Financial Officer
Bud Denker	5,899	$212,305
Executive Vice President – Human Resources
Shane M. Spradlin	7,516	$270,501
Executive Vice President, General Counsel & Secretary

Nonqualified Deferred Compensation

The Penske Automotive Group, Inc. Amended and Restated Deferred Compensation Plan (“DCP”) allows qualifying individuals, including our named executive officers, to defer on a pre-tax basis up to 50% of their base salary and/or up to 95% of their annual bonus for a specified period of time, and/or until their retirement or separation from the Company. The deferred assets are held in a rabbi trust and are invested notionally on behalf of the participants. In the event of termination of employment, all balances would be paid in either a lump sum or up to ten annual installments, according to the participant’s prior election. We do not provide any matching contributions and we do not guarantee a minimum return on these amounts. We believe the DCP is an important tool for recruiting key employees and assists in employee retention. The table below reflects the contributions, earnings, withdrawals, distributions during 2020, and account balances as of December 31, 2020 for each named executive officer.

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY (2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE (3)

Roger S. Penske Chief Executive Officer	–	–	–	–	–

Robert H. Kurnick, Jr. President	–	–	–	–	–

J.D. Carlson EVP & Chief Financial Officer	$673,142	–	$184,758	–	$2,183,981

Bud Denker EVP – Human Resources	$94,417	–	$14,960	–	$180,880

Shane M. Spradlin EVP, General Counsel & Secretary	$117,064	–	$55,212	–	$603,112
(1)	These amounts are reported in the “Salary” and “Bonus” columns of the Summary Compensation Table.
(2)	The amounts in this column were not reported as compensation in the Summary Compensation Table.
(3)	The following amounts, which represent the total Executive Contributions to the DCP since its effective date, have previously been reported in the Summary Compensation Table for prior fiscal years in the “Salary” and “Bonus” columns:

J.D. Carlson – $1,226,919; Bud Denker – $69,283; Shane M. Spradlin – $399,975.

Pension Benefits. Our executive officers are not eligible to participate in any defined benefit compensation plans.

“Golden Parachutes” or Termination/Change in Control Payments. None of our current named executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. With respect to a change in control, none of our current named executive officers have been guaranteed any change of control payments, however, our restricted stock grants vest in the event of a change of control. Based on a closing stock price of $69.57 on March 1, 2021, the following number of shares having the values indicated would vest assuming a change of control occurred on that date: Roger Penske 374,853 shares ($26,078,523), Robert Kurnick 74,992 shares ($5,217,193), Shane Spradlin 35,502 shares ($2,469,874), J.D. Carlson 34,585 shares ($2,406,078) and Bud Denker 34,585 shares ($2,406,078).

CEO Pay Ratio. For 2020, the estimated median of the annual total compensation of our employees other than Mr. Penske, our Chief Executive Officer, was $43,804 and the annual total compensation of Mr. Penske described elsewhere in this Proxy Statement was $5,979,555. Based on this information, the ratio of the annual total compensation of Mr. Penske to the median of the annual total compensation of all employees was estimated to be 137 to 1.

To identify the median of the annual total compensation of our worldwide employee population, as well as to calculate the annual total compensation of the “median employee” from this population, our methodology necessarily involved certain material assumptions, adjustments, and estimates as permitted by SEC rules and interpretations. We selected December 31, 2020 as the date upon which we would identify the median employee. As of December 31, 2020, our worldwide employee population consisted of 24,192 individuals. In identifying the median employee, we excluded from our employee population all of the employees in the following jurisdictions as permitted by SEC rules and interpretations based on the small number of employees located in each: Canada (220), New Zealand (144) and Italy (445).

To identify the median employee from our employee population, we compared the amount of U.S. gross taxable wages or equivalent foreign metric of our employees as reflected in our payroll records. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the SEC’s requirements, resulting in annual total compensation of $43,804. With respect to the annual total compensation of Mr. Penske, we used the total amount reported in the above Summary Compensation Table for 2020.

Director Compensation

The Board of Directors receives a mix of cash and equity compensation with the option to receive certain compensation in the form of equity and to defer certain compensation until separation from service. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our employees are eligible for director compensation.

Waiver of Board Service Fees in Light of COVID-19 Pandemic. As part of the Company-wide actions to help mitigate the financial and operational impact of COVID-19, our Board of Directors waived its board service fees discussed in the following paragraph from April 2020 through September 2020. See above under “CD&A-Compensation Adjustments in Light of COVID- 19.”

Annual Fees. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. The Lead Director receives an additional $25,000 and committee chairs receive an additional $10,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the fourth quarter of the year of service).

Annual Stock Award. Our non-employee directors also receive an annual grant of 4,000 shares of stock.

Option to Defer Receipt until Termination of Board Service. Our Non-Employee Director Compensation Plan allows our outside directors to defer their director compensation until termination of their service. Any amount deferred will be paid, at the director’s election, in either a lump sum or five annual installments upon their termination from the Board. Directors may defer their annual stock award into deferred stock units and may defer their cash compensation into a notional cash account or deferred stock units. Each deferred stock unit represents the right to receive payment of the value of one share of common stock, and ultimately will be paid in stock or cash after a director separates from service. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All cash fees deferred into the notional cash account are credited with a rate of return based 50% on a S&P 500 index fund and 50% on a bond fund.

Charitable Donation Matching Program. All directors are eligible to participate in a charitable matching gift program. Under this program, we match up to $50,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a Company vehicle, including the cost of routine maintenance and repairs and Company-sponsored automobile insurance relating to that vehicle. For any director who declines the use of a Company-sponsored vehicle, we provide a $20,000 cash payment in lieu of the Company-sponsored vehicle, which the director may elect to receive in equity or may elect to defer it until separation from service, consistent with our policy for annual director fees described above. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

2020 Director Compensation Table

Our directors serving in 2020 who were also our employees (Messrs. Kurnick, Penske and Yamanaka) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above. In light of the COVID-19 pandemic, our Board of Directors elected to waive 50% of the board service fees for 2020 which is discussed above and reflected in the table below.

	Fees Earned or		Stock	All Other
Name	Paid in Cash (1)		Awards (2)	Compensation (3)	Total
John D. Barr	$22,500		$235,320	$98,785	$356,605
Lisa A. Davis	20,000		235,320	40,296	295,616
Wolfgang Dürheimer	20,000		235,320	48,821	304,141
Michael R. Eisenson	40,000	(4)	235,320	50,000	325,320
Kimberly J. McWaters	27,500		235,320	78,237	341,057
Greg Penske	21,667	(4)	235,320	–	256,987
Roger S. Penske, Jr.	18,333	(4)(5)	–	50,000	68,333
Sandra A. Pierce	20,000		235,320	53,194	308,514
Greg C. Smith	47,500	(4)	235,320	50,000	332,820
Ronald G. Steinhart	22,500		235,320	73,292	331,112
H. Brian Thompson	37,500		235,320	60,880	333,700
(1)	As part of the Company-wide actions to help mitigate the financial and operational impact of COVID-19, our Board of Directors waived 50% of their board service fees as discussed above under “CD&A-Compensation Adjustments in Light of COVID-19.” Ms. Davis, Ms. Pierce and Greg Penske elected to receive equity in lieu of a cash retainer for 2020. Mr. Thompson elected to receive 50% of his retainer in equity in 2020.
(2)	These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2020 Equity Incentive Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.
(3)	See the following table for a description of these amounts and other information.
(4)	Includes $20,000 in lieu of a Company sponsored vehicle; amounts pro-rated for a partial year of service for Greg Penske and Roger Penske Jr.
(5)	Excludes $398,633 distributed to Mr. Penske, Jr. upon his separation from service relating to payments deferred under our Non-Employee Director Compensation Plan discussed above. Mr. Penske, Jr. elected to defer his annual stock awards during his three-year tenure on our board prior to his departure on May 13, 2020, and he accumulated 12,523.81 deferred stock units (including deemed dividends) during that time. Following his departure from the Board, we issued $398,633 to Mr. Penske, Jr in lieu of those deferred stock units in accordance with the terms of the plan.

Director Other Compensation

Name	Company Vehicle(1)		Charitable Match	Total	Deferred Stock Units at 12/31/20

John D. Barr	$63,785		$35,000	$98,785	34,385
Lisa A. Davis	40,296		–	40,296	19,400
Wolfgang Dürheimer	48,821		–	48,821	12,276
Michael R. Eisenson	–	(2)	50,000	50,000	–
Kimberly J. McWaters	28,237		50,000	78,237	44,988
Greg Penske	–	(2)	–	–	–
Roger S. Penske, Jr.	–	(2)	50,000	50,000	–
Sandra A. Pierce	28,194		25,000	53,194	8,590
Greg C. Smith	–	(2)	50,000	50,000	16,615
Ronald G. Steinhart	23,292		50,000	73,292	–
H. Brian Thompson	10,880		50,000	60,880	–
(1)	Represents vehicle depreciation, insurance costs, maintenance costs and, if applicable, disposal costs on sale of vehicle.
(2)	This director elected to receive $20,000 in lieu of a company sponsored vehicle.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 16, 2021 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group. “Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 80,826,857 shares of our common stock outstanding on March 16, 2021. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)	Percent

Principal Stockholders
Penske Corporation (3)
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954	34,181,121	34,181,121	42.3%
Mitsui (4)
2-1 Otemachi, 1-Chome, Chiyoda-ku, Tokyo, Japan 100-8631	13,322,205	13,322,205	16.5%
Dimensional Fund Advisors LP (5)
6300 Bee Cave Road, Building One, Austin, TX 78746	4,241,667	4,241,6674,	5.2%

Current Directors and Nominees
John D. Barr	50,804	16,206	*
Lisa A. Davis	19,520	-0-	*
Wolfgang Dürheimer	12,352	-0-	*
Michael R. Eisenson	83,657	83,657	*
Robert H. Kurnick, Jr. (6)	120,559	120,559	*
Kimberly J. McWaters	54,190	8,924	*
Greg Penske (7)	42,348	42,348	*
Roger S. Penske (8)	35,172,302	35,172,302	43.5%
Sandra A. Pierce (7)	39,793	31,150	*
Greg C. Smith	16,718	-0-	*
Ronald G. Steinhart	49,385	49,385	*
H. Brian Thompson (9)	107,013	107,013	*
Masashi Yamanaka	-0-	-0-	*

Officers Who Are Not Directors
J.D. Carlson (6)	43,439	43,439	*
Bud Denker (6)	52,559	52,559	*
Shane M. Spradlin (6)	51,449	51,449	*

All directors and executive officers (16 persons)	35,916,088	35,778,991	44.3%
*	Less than 1%
(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.
(2)	Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.
(3)	Penske Corporation is the beneficial owner of these shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 47,503,326 shares or 58.8%.
(4)	Represents 2,664,042 shares held by Mitsui & Co., (U.S.A.), Inc. and 10,658,163 shares held by Mitsui & Co., Ltd.
(5)	Based on a Schedule 13G filed with the SEC on February 12, 2021. Dimensional Fund Advisors LP has sole voting power with respect to 4,135,944 shares and sole dispositive power with respect to 4,241,667 shares.

(6)	Includes for Mr. Kurnick, 74,992 shares of restricted stock, for Mr. Carlson, 34,585 shares of restricted stock, for Mr. Denker, 34,585 shares of restricted stock, and for Mr. Spradlin, 35,502 shares of restricted stock.
(7)	The Director has shared voting power with respect to these shares.
(8)	Includes the 34,181,121 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chair and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 48,494,507 shares or 60.0%. In addition, Mr. Penske has shared voting power with respect to 286,833 of these shares. These figures include 374,853 shares of restricted stock.
(9)	Mr. Thompson has shared voting power with respect to 4,000 of these shares.

Related Party Transactions

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Stockholders Agreement. Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”).

Pursuant to the stockholders agreement, which expires March 26, 2030, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations.

We and Mitsui have agreed that Mitsui has a right to (1) an observer at all of our Board of Directors meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) designate a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.

Registration Rights Agreements. Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Greg Penske, Roger Penske’s son, is one of our directors. Robert Kurnick, our President and a Director, is also the Vice Chair and a Director of Penske Corporation. Mr. Denker, our Executive Vice President – Human Resources is the President of Penske Corporation. Mr. Eisenson, one of our directors, is a director of Penske Corporation. In 2020, we were reimbursed approximately five percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive.

Penske Transportation Solutions. We hold a 28.9% ownership interest in Penske Truck Leasing Co., L.P (“PTL”). PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30.0% by Mitsui. Penske Transportation Solutions (“PTS”) is the universal brand name for PTL’s various business lines through which it is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistic services such as dedicated contract carriage, distribution center management, transportation management, lead logistics provider services and dry van truckload carrier services.

The PTS partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. In addition, the partnership has a six member advisory committee and we are entitled to one of the representatives serving on the advisory committee. We have the right to pro rata quarterly distributions equal to 50% of PTS’s consolidated net income and we realize significant cash tax savings.

We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTS has agreed to indemnify the general partner for any actions in connection with managing PTS, except those taken in bad faith or in violation of the partnership agreement.

The partnership agreement allows Penske Corporation to give notice to require PTS to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTS to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable.

In 2020, we received $72.2 million from PTS in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTS, for which he is compensated by PTS. As a limited partner, we do not influence or control the amount of that compensation. In 2020, our subsidiary operating retail commercial truck dealerships, Premier Truck Group, assisted in providing customer financing arrangements at several PTS used truck sales centers in the United States and Canada generating $3.2 million in commissions to PTG in 2020.

Our Australian subsidiary, Penske Transportation Group International owns a 28.33% interest in a joint venture with a PTS subsidiary to lease trucks in Australia and New Zealand. The joint venture combines our sales expertise in Australia with PTS’s truck leasing experience. We continue to be party to a stockholder’s agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.

Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Aviation, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $4.0 million paid by us in 2020.

In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $2.7 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $1.2 million over the remaining period). In March 2020, in light of the COVID-19 pandemic, we received rent deferrals from many of our key landlords. Mr. Penske, Jr. requested, and we granted, a rent deferral of 120 days which rent deferral is being paid back in 12 equal monthly installments beginning August 1, 2020.

We entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement. We are subject to a two-year marketing arrangement with an affiliate of Jay Penske, Roger S. Penske’s son, under which we paid $456,250 for marketing and subscription services.

From time to time, we enter into arrangements with PTS and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTS at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTS (principally consisting of purchases of $18.7 million of trucks and parts by PTS from our PTG subsidiaries, and purchases of $140,300 of used trucks by PTG from PTS).

Mr. Yamanaka, one of our Board members and Executive Vice President, Strategic Relationship Management received $384,554 in total compensation for 2020, including a tax allowance of $12,526 relating to $34,554 of non-cash compensation. Mr. Yamanaka is an employee of Mitsui & Co., Ltd. To the extent his salary exceeded or was less than an amount set annually by Mitsui, he made or received payments to/from Mitsui intended to mitigate the effect of exchange rate changes.

Ms. Pierce is a Senior Executive Vice President of Huntington Bank. In 2020, Huntington Bank purchased $30.9 million in automotive contracts from us, representing 1,369 vehicles and we received $1.4 million in finance reserve and preferred lender fees from Huntington Bank.

Attending the Meeting

2021 Annual Meeting of Stockholders; 9:00 a.m. Eastern Daylight Time, May 12, 2021

Attending the Annual Meeting.

The Annual Meeting will be held virtually, and the Board of Directors and certain members of management will dial in to the webinar from remote locations.

Why is the Annual Meeting Virtual?

We held our annual meeting of stockholders as a virtual meeting last year, offering stockholders the option to ask questions real time at the meeting. Our Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format at the meeting.

How to participate in the Annual Meeting Online.

1.	Visit www.virtualshareholdermeeting.com/PAG2021; and
2.	Enter the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials (“Notice”), on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.

You may begin to log into the meeting platform beginning at 8:45 a.m. Eastern Daylight Time on May 12, 2021. The meeting will begin promptly at 9:00 a.m. Eastern Daylight Time.

How to view the Annual Meeting without a 16-digit control number.

Visit www.virtualshareholdermeeting.com/PAG2021 and register as a guest. You will not be able to vote your shares or ask questions during the meeting.

How do I get help?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Submitting Questions During Our Virtual Annual Meeting

Log into the online meeting platform at www.virtualshareholdermeeting.com/PAG2021, type your question into the “Ask a Question” field, and click “Submit”. Only stockholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Other Information

Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10- K for the year ended December 31, 2020 and any of the other governance documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302- 0954 (248- 648- 2500).

Questions about the Meeting

Q. What am I voting on?

A.	Proposal 1:	Election of thirteen directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2021
	Proposal 3:	Advisory vote regarding executive compensation

Q. Who can vote?

A. Our stockholders as of the close of business on the record date, March 16, 2021, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 16, 2021, there were 80,826,857 shares of our common stock outstanding.

Q. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A. As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 19, 2021, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the printing and mailing of materials for the annual meeting.

Q. How can I get electronic access to the proxy materials?

A. The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of materials for our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Q. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A. Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

Q. How do I vote my shares?

A. If you are a stockholder of record or a participant in the Company’s stock fund within our Company 401(k) plan, you may vote in any of the following ways:

By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

By Telephone. In the U.S., you may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the Control Number included on the Notice and a copy of your proxy card. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 before May 11, 2021 at 11:59 pm.

At the Virtual Meeting. You may vote virtually at the annual meeting by following the procedures set forth above. Additionally, if you hold your shares in street name you must obtain a legal proxy from the organization that holds your shares of record in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on May 11, 2021. For shares held by the stock fund within the Company’s 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on May 9, 2021.

Q. Can I change my mind after I vote?

A. You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy. If you are attending the meeting, you will have access to the Company appointed proxies to change your vote until the polls close.

Q. What if I return my proxy card but do not provide voting instructions?

A. Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the thirteen nominees for director, (2) FOR the ratification of our independent auditor and (3) FOR approval of our named executive officer compensation.

Q. Will my shares be voted if I do not provide my proxy instruction form?

A. If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted even if you do not provide voting instructions on your instruction form as discussed below.

Q. May stockholders ask questions at the meeting?

A. Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question.

Q. How many votes must be present to hold the meeting?

A. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 16, 2021 must be present in person or by proxy at the meeting (40,413,429 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. What is the effect of withheld votes, abstentions and broker non-votes and how are they treated?

A. If you “withhold” with respect to one or more director nominees, your vote will have no effect on the election of such nominee(s), as the thirteen nominees receiving the highest number of “For” votes will be elected as directors.

If you elect to “abstain” with respect to any proposal, the shares are considered present and entitled to vote with respect to such proposal and included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting, other than the election of directors. Under Proposals 2 and 3, abstentions will count as votes “against” the proposal.

A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in street name, and the bank broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters resulting in a broker non-vote. Under these rules, only the proposal to ratify our independent auditing firm is a “routine matter” being voted on by our stockholders this year. Broker non-votes will only be counted for Proposal 2.

Q. How many votes are needed to approve the proposals?

A. Regarding the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast and the thirteen nominees receiving the highest number of “For” votes will be elected as directors. Regarding Proposals 2 and 3, the measures will pass if each receives the affirmative vote of a majority of shares present and entitled to vote at the meeting.

VOTE BY INTERNET
Before The Meeting ‐ Go to www.proxyvote.com
PENSKE AUTOMOTIVE GROUP, INC. ATTN: GENERAL COUNSEL 2555 TELEGRAPH ROAD

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BLOOMFIELD HILLS, MI 48302
During The Meeting ‐ Go to www.virtualshareholdermeeting.com/PAG2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE ‐ 1‐800‐690‐6903
Use any touch‐tone telephone to transmit your voting instructions up until 11:59
p.m. Eastern Time on May 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage‐paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35353‐P49085 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENSKE AUTOMOTIVE GROUP, INC.

The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors:	For	Withhold
1a. John D. Barr	☐	☐
1b. Lisa Davis	☐	☐		For		Withhold
1c. Wolfgang Dürheimer	☐	☐	1l. H. Brian Thompson	☐		☐
1d. Michael R. Eisenson	☐	☐	1m. Masashi Yamanaka	☐		☐
1e. Robert H. Kurnick, Jr.	☐	☐		For	Against	Abstain
1f. Kimberly J. McWaters	☐	☐	2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent auditing firm for the year ending December 31, 2021.	☐	☐	☐
1g. Greg Penske	☐	☐	3.Approval, by non‐binding vote, of executive compensation.	☐	☐	☐
1h. Roger S. Penske	☐	☐
1i. Sandra E. Pierce	☐	☐
1j. Greg C. Smith	☐	☐
1k. Ronald G. Steinhart	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35354‐P49085

Proxy ‐ Penske Automotive Group, Inc.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 12, 2021 at 9:00 a.m., Eastern Daylight Time, at www.virtualshareholdermeeting.com/PAG2021, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.

CONTINUE AND TO BE SIGNED ON REVERSE SIDE